UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013 (May 22, 2013)

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Entry into Fourth Amended and Restated Credit Agreement
On May 22, 2013, Alpha Natural Resources, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with the lenders party thereto, the issuing banks party thereto, Citicorp North America, Inc., as administrative agent and as collateral agent, and all other parties thereto from time to time, which amends and restates the Company’s Third Amended and Restated Credit Agreement, dated as of May 19, 2011, as amended June 26, 2012 (as amended, the “Existing Credit Agreement”).

The Amended and Restated Credit Agreement includes a new $625 million covenant lite senior secured term loan B facility (the “Term Loan Facility”), which matures on May 22, 2020, amortizes in quarterly installments at a rate of 1.0% per year and bears an interest rate at the Company’s option of either LIBO plus a margin of 2.75% (subject to a LIBO floor of 0.75%%) or an Alternate Base Rate (ABR) plus a margin of 1.75% (subject to an ABR floor of 1.75%). The proceeds of the Term Loan Facility will be used to repay the entire $525 million aggregate principal amount of the Company’s outstanding obligations under its existing term loan A facility under the Existing Credit Agreement, which matures on June 30, 2016, with the balance used to pay fees and expenses and for general corporate purposes.

The principal changes to the Existing Credit Agreement effected by the Amended and Restated Credit Agreement include the following:

1)	increasing the existing senior secured revolving facility from $1,000 million to $1,100 million through its maturity date of June 30, 2016;

2)	modifying the financial covenants for the benefit of the revolving credit facility by:

a)
relaxing the interest coverage ratio covenant from 2.25 times to 1.50 times through 2013, from 2.50 times to 1.50 times during 2014 and from 2.50 to 2.00 times from 2015 through the maturity date of the revolving credit facility;

b)	eliminating the leverage ratio covenant;

c)	extending the applicability of the senior secured leverage ratio of 2.50 times through the maturity date of the revolving credit facility; and

d)	reducing the minimum liquidity covenant, which applies until December 31, 2014, from $500 million to $300 million;

3)
further restricting the ability of the Company and its subsidiaries to make investments, loans and acquisitions, incur additional indebtedness, and pay dividends on its capital stock or redeem, repurchase or retire its capital stock; and

4)	providing additional collateral to secure the obligations under the Amended and Restated Credit Agreement, consisting of receivables previously securing the receivables facility described below.
The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement
Termination of ANR Receivables Facility
Simultaneously with its entry into the Amended and Restated Credit Agreement, the Company also terminated the Second Amended and Restated Receivables Purchase Agreement, dated as of October 19, 2011 (as amended from time to time, the “Receivables Facility”), by and among ANR Receivables Funding, LLC, as seller, Alpha Natural Resources, LLC, as servicer, PNC Bank, National Association, as administrator and LC Bank (as defined therein), and the other parties thereto from time to time. The Receivables Facility provided for the issuance of letters of credit in a maximum aggregate amount of $275 million. As of May 22, 2013, the outstanding amount of such letters of credit was approximately $160 million, all of which have been transferred to the Amended and Restated Credit Agreement and are deemed to be issued thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events
On May 22, 2013 the Company issued a press release regarding the Amended and Restated Credit Agreement and the Receivables Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated as of May 22, 2013, among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent.

99.1	Press release dated May 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

May 22, 2013	By:	/s/ William L. Phillips
Name: William L. Phillips III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated as of May 22, 2013, among Alpha Natural Resources, Inc., the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent.

99.1	Press release dated May 22, 2013.